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                                                                     EXHIBIT 3.7


                         COMPENSATION COMMITTEE CHARTER

                      ADOPTED BY THE BOARD OF DIRECTORS OF
                          DIGITAL THEATER SYSTEMS, INC.
                                 APRIL 17, 2003

I.    PURPOSE

The purpose of the Compensation Committee (the "Committee") of Digital Theater Systems, Inc. (the "Company") is to assist the Board of Directors of the Company (the "Board") in the discharge of its responsibilities relating to executive and director compensation, to oversee incentive, equity-based and other compensatory plans in which executive officers and key employees of the Company participate and to produce an annual report on executive compensation for inclusion as required in the Company's proxy statement.

II.   COMPOSITION

The Committee shall be composed of not less than three directors, as determined by the Board, each of whom shall (i) satisfy the independence requirements of the Nasdaq National Stock Market, (ii) qualify as a "Non-employee Director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) qualify as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Members shall be appointed to, and removed from, the Committee by the Board.

III.  RESPONSIBILITIES

The Committee is charged by the Board with the responsibility to:

      1. Develop and periodically review compensation policies and practices applicable to executive officers, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation and the composition in terms of base salary, deferred compensation and incentive or equity-based compensation and other benefits.

      2. Review and approve corporate goals and objectives relevant to Chief Executive Officer ("CEO") compensation, evaluate the CEO's performance in light of these goals and objectives, and set the CEO's compensation level based on this evaluation.

      3. Determine bases for and set compensation levels for other executive officers.

      4. Supervise, administer and evaluate incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate, including approving guidelines and size of grants and awards, making grants and awards, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating employees eligible to participate and imposing limitations and conditions on grants or awards.
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      5. Review and approve, subject to stockholder approval as required, the creation or amendment of any incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate, other than amendments to tax-qualified employee benefit plans and trusts, and any supplemental plans thereunder, that do not substantially alter the costs of such plans to the Company or are to conform such plans to applicable laws or regulations.

      6. Review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to any of the foregoing, applicable to executive officers.

      7. Review periodically the compensation and benefits offered to nonemployee directors and recommend changes to the Board as appropriate.

      8. Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee's work.

      9. At least annually, evaluate the performance of the Committee, review and reassess this Charter and, if appropriate, recommend changes to the Board.

      10. Perform such other duties and responsibilities as may be assigned to the Committee by the Board or as designated in plan documents.

IV.   AUTHORITY

By adopting this Charter, the Board delegates to the Committee full and exclusive authority to:

      1. Perform each of the responsibilities of the Compensation Committee described above: provided, however, that the Board retains the authority to authorize one or more officers of the Company to designate officers and employees to be recipients of rights or options created by the Company or to determine the number of such rights or options to be received by such officers or employees.

      2. Delegate such of its authority and responsibilities as the Committee deems proper to members of the Committee.

      3. Appoint a chair of the Committee, unless a chair is designated by the Board.

      4. Retain and terminate compensation consultants, independent counsel and such other advisors as the Committee determines necessary to carry out its responsibilities, and approve the fees and other terms of retention of any such advisors.

      5. Obtain advice and assistance from internal legal or other advisors.


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